Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Fourth Quarter and Full-Year 2023 Financial Results

For the Full Year

•	Full-year 2023 total revenues of $47.3 million, up 24% from full-year 2022

•	Full-year 2023 net income of $6.5 million, or diluted earnings per share of $0.12, versus net income of $1.0 million, or diluted earnings per share of $0.02 for full-year 2022

•	Full-year 2023 Adjusted EBITDA of $6.7 million, up 21% from $5.5 million a year ago, while diluted Adjusted EBITDA per share was $0.12 versus $0.10 for full-year 2022[1]

•	Total plasma center count increased by 20 during 2023, exiting the year with 464 centers, contributing to a 21% increase in plasma revenue versus the same period last year

•	Launched 24 net new patient affordability programs during 2023, exiting the year with 43 active programs, leading to a 35% increase in pharma revenue and a 172% increase in pharma patient affordability revenue over the same period last year

•	Exited the year with $17.0 million of unrestricted cash and zero debt while repurchasing 394,558 shares of common stock for $1.1 million

•	Full-year 2023 gross dollar load volume was up 7% over 2022

•	Full-year 2023 gross spend volume was up 10% over 2022

For the Fourth Quarter

•	Fourth quarter 2023 total revenues of $13.7 million, up 29% from fourth quarter 2022

•	Fourth quarter 2023 net income of $5.6 million, or diluted earnings per share of $0.10

•	Fourth quarter 2023 Adjusted EBITDA of $2.5 million, up 43% from $1.7 million a year ago, while diluted Adjusted EBITDA per share was $0.05 versus $0.03 for the fourth quarter 2022[1]

•	Added two net new plasma donation centers during the fourth quarter of 2023, exiting the quarter with 464 centers, helping contribute to a 19% increase in plasma revenue over the same period last year

•	Launched nine net new patient affordability programs during the fourth quarter of 2023, exiting the quarter with 43 active programs, leading to a 132% increase in pharma revenue and a 247% increase in pharma patient affordability revenue over the same period last year

•	Fourth quarter 2023 gross dollar load volume up 9% versus the year-ago period

•	Fourth quarter 2023 gross spend volume was up 8% versus the year-ago period
•	Fourth quarter 2023 average revenue per plasma center per month of $8,297, up 14%, versus $7,293 for the fourth quarter of 2022

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

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HENDERSON, Nev. – March 26, 2024 – (ACCESSWIRE) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the fourth quarter and full-year 2023.

“We are exceptionally pleased with our financial performance in 2023, as it marked a year of continued strong growth for our company. Our year-over-year revenue grew by 24%, and our adjusted EBITDA increased by 21%. Notably, plasma revenue also grew by 21%. Additionally, our patient affordability business has emerged as a significant growth driver, experiencing an impressive 172% revenue growth,” stated Mark Newcomer, President & CEO of Paysign. “Looking ahead to the current year, we anticipate continued upward trajectory across all our business units. Our patient affordability business in particular, is poised for triple-digit year-over-year growth. Our patient affordability solutions have gained traction among major players in the pharmaceutical industry, and our robust pipeline positions us well for the future. We are strategically leveraging recent disruptions in the pharmaceutical payments space to our advantage. Our unwavering commitment to sustainable top and bottom-line growth remains steadfast. We firmly believe that our ongoing investments in this business unit will play a pivotal role in delivering long-term shareholder value.”

2023 Full-Year Results

The following additional details are provided to aid in understanding Paysign’s full-year 2023 results versus full-year 2022:

•	Total revenues increased 24%, or $9.2 million. The increase was attributable to the following factors:

o	Plasma revenue increased $7.2 million, or 21%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards. Total plasma center count increased by 20, exiting the year with 464 centers.
o	Pharma revenue increased $1 million, or 35%, as we exited our pharma prepaid business in 2022 and expanded our pharma patient affordability reach in 2023.
o	Pharma patient affordability revenue increased $2.5 million, or 172%, primarily due to the growth and launch of new pharma patient affordability programs. We added 24 net new patient affordability programs throughout the year, exiting with 43 active programs.
o	Other revenue increased by $1 million, or 340%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 35%, or $6.1 million. Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The year-over-year increase in cost of revenues was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in plastics and collateral related to an increase in the number of unique card loads, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business.
•	Gross profit increased by $3.2 million, or 15%, primarily due to increased plasma and pharma patient affordability revenue, offset by a decline in our legacy pharma prepaid revenue which concluded November 2022. Our gross profit margin decreased to 51.1% versus 55.1% in the prior year primarily due to the decline in our pharma prepaid business and increased cost of revenues mentioned above.
•	Selling, general and administrative expenses increased by $2.6 million, or 15%, and consisted primarily of increases in (i) compensation, payroll taxes and benefits of $3.0 million due to continued hiring to support the company’s growth, a tight labor market and increased employee benefit costs, (ii) stock-based compensation expense of approximately $576 thousand, (iii) technologies and telecom of approximately $345 thousand, (iv) non-IT professional services of approximately $140 thousand (v) and all other operating expenses of approximately $62 thousand. This was offset by a $1.6 million increase in the amount of capitalized software development costs mostly pertaining to salary and benefit expense. We exited the year with 123 employees versus 110 employees at the end of the same period last year.
•	Depreciation and amortization increased by $1.1 million, or 38%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $1.7 million primarily related to an increase in interest income resulting from higher average cash balances and higher interest rates.
•	We recorded an income tax benefit of $4.1 million due to the release of our valuation allowance on our deferred tax assets related to both federal and state taxes. This valuation allowance was released, as it is more-likely-than-not that income in future periods will be sufficient to support the realization of all deferred tax assets.
•	Net income of $6.5 million, or $0.12 per diluted share, improved by $5.4 million compared to net income of $1 million, or $0.02 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $605 thousand, or 19%, to $3.9 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $1.2 million, or 21%, to $6.7 million, or $0.12 per diluted share, due to the factors mentioned above.

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s fourth quarter 2023 results versus the year-ago period:

•	Total revenues increased 29%, or $3.1 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.8 million, or 19%, primarily due to an increase in plasma locations, plasma donations and dollars loaded with average monthly revenue per center up 14.0% to $8,297 versus $7,293 in the year-ago period.
o	Pharma revenue increased $972 thousand, or 132%, primarily due to the growth and launch of new pharma patient affordability programs.
o	Pharma patient affordability revenue increased $1.2 million, or 247%.
o	Other revenue increased by $291 thousand, or 165%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 28%, or $1.4 million. Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The fourth quarter increase in cost of revenues when compared to the same period in the prior year was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in plastics and collateral related to an increase in the number of unique card loads, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business.
•	Gross profit increased by $1.6 million, or 30%, primarily due to increased plasma and pharma patient affordability revenue, offset by a decline in our legacy pharma prepaid revenue which concluded November 2022. Our gross profit margin increased to 52.2% versus 51.9% for the same period in the prior year.
•	Selling, general and administrative expenses increased by $913 thousand, or 21%, and consisted primarily of increases in (i) compensation, payroll tax and benefits of approximately $944 thousand due to continued hiring to support the company’s growth, a tight labor market and increased employee benefit costs, (ii) stock-based compensation of approximately $41 thousand, (iii) technologies and telecom of approximately $192 thousand, (v) and other operating expenses of approximately $52 thousand. This was offset by a $317 thousand increase in the amount of capitalized software development costs mostly pertaining to salary and benefit expense.
•	Depreciation and amortization increased by $400 thousand, or 51%, due to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $290 thousand primarily related to an increase in interest income resulting from higher average cash balances and higher interest rates.
•	We recorded an income tax benefit of $4.3 million due to the release of our valuation allowance on our deferred tax assets related to both federal and state taxes. This valuation allowance was released, as it is more-likely-than-not that income in future periods will be sufficient to support the realization of all deferred tax assets.
•	Net income of $5.6 million, or $0.10 per diluted share, improved by $4.9 million compared to net income of $713 thousand, or $0.01 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $717 thousand, or 66%, to $1.8 million due to the factors mentioned above, and was up $175 thousand sequentially from the third quarter of this year.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $759 thousand, or 43%, to $2.5 million, or $0.05 per diluted share, due to the factors mentioned above, and was up $160 thousand sequentially from the third quarter of this year.

2023 Year Milestones

•	Exited the quarter with approximately 6.4 million cardholders and approximately 600 card programs.
•	Year-over-year revenue increased 24%.
•	Plasma revenue increased 21%.
•	Pharma patient affordability revenue increased 172%.
•	Added 20 net new plasma donation centers, ending the year with 464 centers.
•	Launched 24 net new pharma patient affordability programs, ending the year with 43 active programs.
•	Repurchased 394,558 shares of common stock at a cost of $1.1 million.
•	Unrestricted cash balances increased 75% from December 31, 2022, to $17.0 million while maintaining a current ratio of 1.1x.
•	Restricted cash balances increased 15% from December 31, 2022, to $92.4 million, primarily due to increased funds on cards and growth in customer programs.

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Balance Sheet at Year-End 2023

Unrestricted cash increased $7.3 million to $17.0 million from December 31, 2022, due primarily to our net income of $6.5 million, noncash items of $3.0 million and increases in working capital accounts of $6.1 million. This was primarily offset by fixed assets and capitalized software development of $7.0 million and the repurchase of 394,558 shares of our common stock for $1.1 million. Restricted cash of $92.0 million are funds used for customer card funding with a corresponding offset under current liabilities. This balance increased $12.2 million from December 31, 2022 primarily due to increases in funds on card balances of $4.4 million and customer deposits for our plasma and pharma customers of $15.8 million, offset by the termination of our pharma prepaid business where we returned program funds of over $8.0 million.

2024 Outlook

“We delivered solid fourth quarter and full-year 2023 financial results, meeting or exceeding our revenue and adjusted EBITDA guidance that we laid out over a year ago. Revenue for the year increased 24% to $47.3 million and adjusted EBITDA increased 21% to $6.7 million. We exited the year with 464 plasma centers, representing approximately 39% market share in the United States, and 43 pharma patient affordability programs, more than double the number of programs we had at the end of 2022. Our decision five years ago to invest in our pharma patient affordability business as another growth engine is paying off and we expect that momentum to continue throughout 2024,” said Jeff Baker, Paysign CFO.

“For the full-year 2024, we expect total revenues to be in the range of $54.5 million to $56.7 million, reflecting year-over-year growth of 15% to 20%, with plasma making up between 80% to 85% of total revenue. Pharma revenue is expected to grow at least 100% year-over-year as we receive a full-year benefit for all pharma patient affordability programs added in 2023 and continue to add new pharma patient affordability programs throughout 2024. To date this year we have already added five new plasma centers and launched ten new pharma patient affordability programs. Full-year gross profit margins are expected to be between 52.0% to 54.0% reflecting increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to be between $29.0 and $31.0 million as we continue to make investments in people and technology. Of this amount, depreciation and amortization are expected to be between $6.0 million and $6.5 million, while stock-based compensation is expected to be between $2.7 million and $3.0 million. Given our large unrestricted and restricted cash balances and the current interest rate environment, we expect to generate interest income of $2.6 million to $2.9 million. Taking all of the factors above into consideration, we expect net income to be in the range of $2.0 million to $3.0 million, or $0.04 to $0.06 per diluted share, and adjusted EBITDA to be in the range of $8.0 million to $9.0 million, or $0.15 to $0.17 per diluted share.”

“For the first quarter of 2024, we expect total revenue to be in the range of $12.0 million to $13.0 million, reflecting the seasonal impact of tax refunds on our plasma business, with gross profit margins between 52.0% to 53.0% driven largely by an increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to be between $7.0 million to $7.5 million, of which depreciation and amortization will be approximately $1.3 million. This reflects investments largely required to support our pharma patient affordability growth. Adjusted EBITDA is expected to be in the range of $1.20 million and $1.50 million,” Baker concluded.

Fourth Quarter 2023 and Full-Year 2023 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its fourth quarter and full-year 2023 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until June 26, 2024, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13744283.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our anticipation of continued upward trajectory across all our business units; our belief that our patient affordability business, in particular, is poised for triple-digit year-over-year growth; our belief our patient affordability solutions have gained traction among major players in the pharmaceutical industry and that our robust pipeline positions us well for the future; our belief that we are strategically leveraging recent disruptions in the pharmaceutical payments space to our advantage; our belief that our unwavering commitment to sustainable top and bottom-line growth remains steadfast; our firm belief that our ongoing investments in this business unit will play a pivotal role in achieving our mission and maximizing long-term shareholder value; our belief that our decision five years ago to invest in our pharma patient affordability business as another growth engine is paying off, and our expectation for that momentum to continue throughout 2024; our expectations for total revenues, plasma percentage of total revenue, pharma revenue, the addition of new pharma patient affordability programs, gross profit margins, operating expenses, depreciation and amortization, stock-based compensation, interest income, net income and adjusted EBITDA for the full-year 2024; and our expectations for total revenue, gross profit margins, operating expenses and adjusted EBITDA for the first quarter of 2024. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2023. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company's commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues
Plasma industry	$11,515,419	$9,707,264	$41,951,659	$34,737,640
Pharma industry	1,705,969	733,908	4,051,037	3,007,140
Other	468,108	176,652	1,271,466	288,887
Total revenues	13,689,496	10,617,824	47,274,162	38,033,667

Cost of revenues	6,548,858	5,107,934	23,137,997	17,079,069

Gross profit	7,140,638	5,509,890	24,136,165	20,954,598

Operating expenses
Selling, general and administrative	5,330,258	4,417,006	20,276,842	17,700,651
Depreciation and amortization	1,178,384	778,378	4,026,578	2,909,612
Total operating expenses	6,508,642	5,195,384	24,303,420	20,610,263

Income (loss) from operations	631,996	314,506	(167,255)	344,335

Other income
Interest income, net	730,683	441,070	2,531,071	790,917

Income before income tax (benefit) provision	1,362,679	755,576	2,363,816	1,135,252
Income tax (benefit) provision	(4,259,730)	42,481	(4,094,911)	107,477

Net income	$5,622,409	$713,095	$6,458,727	$1,027,775

Net income per share
Basic	$0.11	$0.01	$0.12	$0.02
Diluted	$0.10	$0.01	$0.12	$0.02

Weighted average common shares
Basic	52,736,483	52,232,986	52,487,840	52,048,127
Diluted	53,769,686	53,773,758	54,162,485	52,933,255

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2023	2022
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$16,994,705	$9,708,238
Restricted cash	92,356,308	80,189,113
Accounts receivable, net	16,222,341	4,680,991
Other receivables	1,585,983	1,439,251
Prepaid expenses and other current assets	2,020,781	1,699,808
Total current assets	129,180,118	97,717,401

Fixed assets, net	1,089,649	1,255,292
Intangible assets, net	8,814,327	5,656,722
Operating lease right-of-use asset	3,215,025	3,614,838
Deferred tax asset, net	4,299,730	–

Total assets	$146,598,849	$108,244,253

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$26,517,567	$8,088,660
Operating lease liability, current portion	383,699	361,408
Customer card funding	92,282,124	80,189,113
Total current liabilities	119,183,390	88,639,181

Operating lease liability, long term portion	2,928,078	3,311,777

Total liabilities	122,111,468	91,950,958

Stockholders' equity
Common stock, $0.001 par value, 150,000,000 shares authorized, 53,452,382 and 52,650,382 issued at December 31, 2023 and 2022, respectively	53,452	52,650
Additional paid-in-capital	21,999,722	19,137,281
Treasury stock, at cost, 698,008 and 303,450 shares, respectively	(1,277,884)	(150,000)
Retained earnings (deficit)	3,712,091	(2,746,636)
Total stockholders' equity	24,487,381	16,293,295

Total liabilities and stockholders' equity	$146,598,849	$108,244,253

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income (loss) or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$5,622,409	$713,095	$6,458,727	$1,027,775
Income tax (benefit) provision	(4,259,730)	42,481	(4,094,911)	107,477
Interest income, net	(730,683)	(441,070)	(2,531,071)	(790,917)
Depreciation and amortization	1,178,384	778,378	4,026,578	2,909,612
EBITDA	1,810,380	1,092,884	3,859,323	3,253,947
Stock-based compensation	695,223	653,723	2,853,643	2,277,717
Adjusted EBITDA	$2,505,603	$1,746,607	$6,712,966	$5,531,664

Adjusted EBITDA per share
Basic	$0.05	$0.03	$0.13	$0.11
Diluted	$0.05	$0.03	$0.12	$0.10

Weighted average common shares
Basic	52,736,483	52,232,986	52,487,840	52,048,127
Diluted	53,769,686	53,773,758	54,162,485	52,933,255

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